Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Oak Woods Acquisition Corporation on Form S-1 of our report dated February 17, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Oak Woods Acquisition Corporation as of December 31, 2022 and June 30, 2022 and for the for period from March 11, 2022 (inception) through December 31, 2022 and from March 11, 2022 (inception) through June 30, 2022 appearing in the Form S-1 of Oak Woods Acquisition Corporation for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Marcum Asia CPAs LLP

New York, NY

March 10, 2023